Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of CAS Medical Systems, Inc. of our report dated March 26, 2018, relating to the consolidated financial statements of CAS Medical Systems, Inc. and Subsidiary as of and for the years ended December 31, 2017 and 2016 which report appears in the December 31, 2017 Annual Report on Form 10-K of CAS Medical Systems, Inc.

/s/ CohnReznick LLP

Roseland, New Jersey
August 7, 2018